FOR IMMEDIATE RELEASE
Idenix Pharmaceuticals’ Contacts:
Media: Teri Dahlman (617) 995-9905
Investors: Amy Sullivan (617) 995-9838
IDENIX PHARMACEUTICALS REPORTS FIRST QUARTER FINANCIAL RESULTS
Cambridge, MA — May 2, 2006 - Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of human viral and other infectious diseases, today reported unaudited financial results for the first quarter ended March 31, 2006.
For the first quarter ended March 31, 2006, Idenix reported total revenues of $13.1 million, compared with total revenues of $14.9 million in the first quarter of 2005. Total revenues consist of reimbursement by Novartis of expenses incurred by Idenix in connection with the development of telbivudine and valtorcitabine, Idenix’s product candidates for the treatment of hepatitis B, and the amortization of the up-front fees paid to Idenix in May 2003 when Novartis licensed Idenix’s hepatitis B product candidates. Idenix reported a net loss of $17.2 million, or a loss of $0.31 per basic and diluted share for the first quarter ended March 31, 2006, compared to a net loss of $9.3 million, or a loss of $0.19 per basic and diluted share for the first quarter ended March 31, 2005.
At March 31, 2006, Idenix’s cash, cash equivalents and marketable securities totaled $244.8 million, including $25 million in license fees received from Novartis in association with the licensing of valopicitabine (NM283), Idenix’s lead product candidate for the treatment of hepatitis C. Expenses associated with the development of valopicitabine incurred by Idenix subsequent to March 28, 2006, the date of license, will be reimbursed by Novartis. If successfully developed, Idenix and Novartis will co-promote valopicitabine in the United States and each of the five major European markets (United Kingdom, Spain, France, Italy and Germany). Novartis will have exclusive rights to market and promote valopicitabine in the rest of the world.
Business Highlights
Accomplishments realized to date in 2006 include:
•	Licensing by Novartis of valopicitabine (NM283) for the treatment of chronic hepatitis C. Idenix could receive up to an additional $45 million in license fees upon the advancement of valopicitabine into phase III clinical trials in treatment-naïve and treatment-refractory patients in the United States. In addition, Idenix may receive up to $455 million in milestone payments upon achievement of regulatory filings and marketing authorization approvals of valopicitabine in the United States, Europe and Japan.

•	Presentation of data at the European Association for the Study of the Liver (EASL) annual meeting on April 29, 2006, indicating that the 200 mg/day dose level of the investigational agent valopicitabine (NM283) combined with pegylated interferon demonstrated comparable antiviral activity to the results obtained in the 800 mg/day-containing arms in a preliminary analysis of an ongoing phase IIb clinical trial in treatment-naïve genotype 1 patients at 12 weeks of treatment. To date in this clinical trial the 200 mg/day dose has also demonstrated improved tolerability compared to the 800 mg/day dose. On March 23, 2006, the company announced that as a result of dose-related gastrointestinal side effects, the ongoing phase IIb clinical trials of valopicitabine were modified to reduce valopicitabine dosing levels from 800 mg/day to 200 mg/day or 400 mg/day.

•	Submissions of regulatory applications by Novartis in a number of regions, including the European Union, Canada, Australia, Switzerland, Taiwan, South Korea and China for marketing approval of telbivudine for the treatment of chronic hepatitis B and receipt by Idenix of notification from the U.S. Food and Drug Administration (FDA) that the company’s submission of a New Drug Application (NDA) for telbivudine is under formal review.

•	Selection of a lead HIV non-nucleoside reverse transcriptase inhibitor (NNRTI) product candidate, which the company plans to advance into clinical development.
“We are committed to fulfilling our goal of becoming a leading antiviral company,” said Jean-Pierre Sommadossi, Ph.D., chairman and chief executive officer of Idenix. “We are focused on advancing the development of valopicitabine, building our commercial operations for the potential launch of telbivudine later this year, and broadening our clinical development pipeline with a product candidate for the treatment of HIV.”
2006 Expectations
The company currently expects to end 2006 with between $180 million and $200 million of cash, cash equivalents and marketable securities. This guidance assumes receipt of an additional $20 to $25 million in license fees from Novartis related to the initiation of a phase III clinical trial of valopicitabine in the United States in 2006.
Conference Call Information
Idenix will hold a conference call today at 8:30 a.m. EDT today. To access the call, please dial (800)774-5358 US/Canada or (706)643-0743 International and enter passcode 8285093. Company management will review financial results, 2006 corporate milestones and financial guidance. A live webcast of the call will be available on the company’s website www.idenix.com. Please log in approximately 10 minutes before the call to ensure a timely connection.
About Idenix
Idenix Pharmaceuticals, Inc. is a biopharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of human viral and other infectious diseases. Idenix’s current focus is on the treatment of infections caused by hepatitis B virus, hepatitis C virus and human immunodeficiency virus (HIV). Idenix’s headquarters are located in Cambridge, Massachusetts and it has drug discovery and development operations in Montpellier, France and drug discovery operations in Cagliari, Italy. For further information about Idenix, please refer to http://www.idenix.com.
Forward-looking Statement
This press release may contain “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by the use of forward looking terminology such as “will,” “if,” “may,” “plans,” “fulfilling,” and “advancing” and implied discussions regarding regulatory submissions and clinical trial development of telbivudine and valopicitabine and preclinical development of an HIV product candidate. Such forward-looking statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. There can be no guarantee that any product Idenix is developing will successfully complete necessary clinical development phases, be approved for sale in any market or that, if approved, revenues from sales of such product will reach any specific level. In particular, management’s expectations could be affected by risks and uncertainties relating to the submission and approval, if any, of regulatory filings seeking marketing authorization by the FDA, EMEA, or other regulatory authorities in other jurisdictions; results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the company’s dependence on its collaboration with Novartis Pharma AG; the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities; the ability of the company to attract and retain qualified personnel; competition in general; government, industry and general public pricing pressures; and the company’s ability to obtain, maintain and enforce patent and other intellectual property protection for any products we are developing. These and other risks which may impact management’s expectations regarding any product we are developing are described in greater detail under the caption “Risk Factors” in the company’s annual report on Form 10-K for the year ended December 31, 2005 and filed with the Securities and Exchange Commission and other filings that the company makes with the Securities and Exchange Commission.
All forward-looking statements reflect Idenix’s expectations only as of the date of this release and should not be relied upon as reflecting the company’s views, expectations or beliefs at any date subsequent to the date of this release. Idenix anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

IDENIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended
	March 31,
	2006	2005
Revenues:
License fees and collaborative research and development — related party	$13,055	$14,826
Government research grants	56	77

Total revenues	13,111	14,903
Operating expenses:
Research and development (including stock-based compensation of $766 and $263 for 2006 and 2005, respectively)	22,068	18,463
Selling, general and administrative (including stock-based compensation of $1,362 and $192 for 2006 and 2005, respectively)	10,640	6,614

Total operating expenses	32,708	25,077

Loss from operations	(19,597)	(10,174)
Investment income, net	2,135	819

Loss before income taxes	(17,462)	(9,355)
Income tax benefit	280	89

Net loss	($17,182)	($9,266)

Basic and diluted net loss per share:	($0.31)	($0.19)

Shares used in calculation of basic and diluted net loss per share:	55,891	47,956

IDENIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	March 31,	December 31,
	2006	2005

ASSETS
Cash and cash equivalents	$107,081	$83,733
Marketable securities	88,251	95,579
Receivables from related party	17,349	13,723
Other current assets	6,783	6,550

Total current assets	219,464	199,585
Property and equipment, net	11,849	11,051
Marketable securities, non-current	49,493	62,855
Other assets	3,921	4,166

Total assets	$284,727	$277,657

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$19,719	$22,350
Deferred revenue, related party	13,495	9,695
Other current liabilities	349	471

Total current liabilities	33,563	32,516
Long-term obligations	8,124	9,165
Deferred revenue, related party, net of current position	50,605	29,089

Total liabilities	92,292	70,770
Stockholders’ equity	192,435	206,887

Total liabilities and stockholders’ equity	$284,727	$277,657